Exhibit 10.5

EXECUTION COPY

April 30, 2013

Mr. Joe Walsh

Re: Executive Chairman

Dear Mr. Walsh:

We are pleased to employ you as the Executive Chairman of the Board of Directors (the “Board”) of Cambium Learning Group, Inc. (the “Company”) on the terms and conditions set forth in this letter agreement (“Agreement”).

1. Employment Term. The term of your employment pursuant to this Agreement (the “Employment Term”) shall commence on the date hereof (the “Effective Date”) and, unless terminated earlier in accordance herewith, shall expire on the first anniversary of the Effective Date; provided, that, the Employment Term shall be automatically extended for up to one additional year, unless you or the Company delivers written notice of non-extension to the other party at least 30 days’ prior to the first anniversary of the Effective Date. Notwithstanding the foregoing, (a) your employment hereunder (and the Employment Term) shall automatically terminate upon your death, and (b) you or the Company may terminate your employment hereunder (and the Employment Term) upon 30 days’ prior written notice to the other party, and, in either case, you (or your estate) shall only be entitled to receive payments pursuant to Section 3 that are due through the termination date.

2. Appointment; Scope of Services. During the Employment Term, you shall serve as Executive Chairman of the Board. As Executive Chairman, you shall provide business development, marketing, budgeting, financial, strategic planning and acquisition-related services to the Company, and such other services as may be reasonably requested from time to time by the Board (the “Services”), upon the terms and conditions set forth herein. You shall perform the Services, commensurate with your status as Executive Chairman, to the best of your ability and skill. It is further agreed and understood that, while your position as Executive Chairman shall be part-time, your employment hereunder shall be for not less than 20 hours per week.

3. Compensation. During the Employment Term, the Company shall pay you, subject to any required withholdings and in accordance with its normal payroll practices, at the annual rate of $300,000. In addition, upon submission of appropriate documentation, the Company shall reimburse you for all reasonable and necessary business expenses incurred by you in connection with the performance of the Services hereunder in accordance with the Company’s expense reimbursement policies and procedures in effect from time to time. Given the part-time status of your position, you will not be entitled to participate in the Company’s annual bonus program or to receive any other incentive compensation. You will also not be eligible to receive director fees or other remuneration that the Company provides to its non-employee directors during the Employment Term.

4. Employee Benefits. During the Employment Term, you will be entitled to participate in the employee retirement and welfare benefit plans and programs consistent with those of similarly situated executives (subject to enrollment criteria, eligibility requirements and the terms and conditions of such plans and programs); provided, however, that you will not be entitled to (a) accrue vacation or other paid time off during the Employment Term or (b) receive any severance pay or benefits upon the termination of your employment hereunder. The Company reserves the right to change or rescind its benefit plans and programs and alter employee contribution levels in its discretion.

5. Confidential Information. In consideration of this Agreement, during the course of your employment with the Company, you will have access to the Company’s Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean any information of or regarding the Company, in any form, whether or not marked “confidential” or the like, which is not known outside of the Company or which the Company compiled or collected at its significant expense and effort or that of its representatives or agents. Such Confidential Information includes, but is not limited to, trade secrets, proprietary information, confidential business information, or any other information, know how, techniques, methods, concepts, inventions, developments, discoveries, improvements, knowledge, or data of the Company or any affiliate, or of any author, vendor, supplier or customer of the Company, such as information relating to research, product development or design, purchasing, product or material costs, sales or sales strategies or prospects, pricing or pricing strategies, advertising or promotional programs, product information, or mailing or customer lists, finances (including prices, costs, and revenues), and other business arrangements, plans, procedures and strategies, methods of operation, prospective and existing contracts, customer lists, including, but not limited to, (a) author, vendor, supplier, and customer contracts or proposals, pricing, renewal dates or other particular details of such contracts or proposals; (b) information received in confidence by the Company from third parties; (c) the manner in which the Company determines particular pricing or tailors particular products or services to the needs of its customers; (d) the Company’s particular business methods, including marketing strategies and development of new products, curricula, services and training programs; (e) the Company’s personnel data and related information, except for information relating solely to you; (f) the Company’s designs, programs, methods, procedures, systems and software, including those developed jointly or in affiliation with third parties; (g) the Company’s future designs, programs, methods, procedures, systems and software; (h) financial information, business plans or other projections of the Company and its customers and vendors; (i) any other information of the Company which the Company informs you is to be kept confidential. Confidential Information shall not include information that, now or in the future, is available to the general public (other than through improper or unlawful disclosure by you or any employee of the Company or any third party that has a duty of confidentiality to the Company) or information rightfully acquired from a third party having no duty of confidentiality to the Company. Certain Confidential Information may constitute material non-public information, as that term is used in connection with federal and state securities laws. Without limiting the foregoing, you hereby acknowledge that you are aware of your obligations under state and federal securities laws regarding your awareness and possession of material non-public information with respect to the Company, which you will have access to in connection with your performance of the Services hereunder.

6. Indemnification. The Company will enter into its standard form of director indemnification agreement with you in respect of any acts or omissions by reason of your good-faith performance of the Services hereunder.

7. No Board Service Right/Removal from All Positions. Nothing herein shall confer upon you any right to continue to serve as a member of the Board or to be nominated for re-election, or re-elected, to the Board. In addition, if your employment hereunder terminates for any reason (whether initiated by you or the Company), you shall be deemed to resign from all offices and positions you then hold at the Company and/or its affiliates (collectively, the “Cambium Companies”) and as a member of the Board and/or other similar governing bodies (and committees thereof) of any of the Cambium Companies on which you then serve (if any), each effective as of the date of termination of your employment; provided, however, you agree to take all further actions that are deemed reasonably necessary by the Company to effectuate or memorialize such resignations (including, without limitation, promptly executing and delivering resignation letters and any necessary filings with governmental bodies).

8. Cooperation. You agree to reasonably cooperate with the Company and its affiliates during your employment and thereafter in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including, without limitation, you being available to the Company upon reasonable notice and at reasonable times for interview and factual investigations, appearing at the Company’s request upon reasonable notice and at reasonable time to give testimony without requiring service of a subpoena or other legal process, delivering to the Company requested information and relevant documents which are or may come into your possession), all at times and on schedules that are reasonably consistent with your other permitted activities and commitments. The obligations under this Section 8 shall survive the termination of your employment with the Company. If your cooperation under this Section 8 is required after your termination of employment, the Company shall (a) provide you reasonable advance notice after giving due consideration to your then current employment obligations and (b) to the extent permitted by applicable law and court rules, reimburse you for all reasonable travel expenses and other reasonable out of pocket expenses upon submission of receipts.

9. Withholding. Notwithstanding anything in this Agreement to the contrary, the Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

10. Governing Law. This Agreement is governed by the laws of the State of Delaware (excluding conflicts of laws).

11. Miscellaneous. This Agreement contains the entire agreement between you and the Company concerning the matters set forth herein and supersedes any other discussions, agreements, representations or warranties of any kind with regard to these matters. Any amendment to or modification of this Agreement shall only be effective if in writing and signed by you and the Company. If for any reason any provision of this Agreement shall be held invalid, that invalidity shall not affect the remainder of this Agreement. This Agreement shall not be assignable by you, but may be assigned by the Company to any of its subsidiaries or affiliates or in connection with a sale of all or substantially all of its assets. This Agreement shall inure to the benefit, and be binding upon, the personal or legal representatives, executives, administrators, successors, heirs, distributes, devisees, legatees and permitted assigns of the parties hereto.

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Please review this Agreement carefully and, if it correctly states our entire agreement and understanding with respect to the subject matter set forth herein, sign and return to me the enclosed copy.

Best regards,

CAMBIUM LEARNING GROUP, INC.

By:	/s/ Todd W. Buchardt
Name:	Todd W. Buchardt
Title:	Sr. Vice President

Accepted and agreed to:

/s/ Joe Walsh
Joe Walsh

Date: 4/30/2013

[Signature Page to Executive Chairman Agreement]